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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   Three months     Six months
                                                      ended           ended
                                                   September 30,   September 30,
                                                       2003            2003
                                                     --------        --------
Earnings:
Loss before income taxes                             $ (6,611)       $(17,517)
Add:
Rent expense representative of interest(1)                696           1,982
Interest expense net of capitalized interest            1,826           3,569
Amortization of debt discount and expense                 312             639
Amortization of capitalized interest                        3               6
                                                     --------        --------
Adjusted Earnings(Loss)                              $ (3,774)       $(11,321)
                                                     ========        ========
Fixed Charges:
Rent expense representative of interest(1)           $    696        $  1,982
Interest expense net of capitalized interest            1,826           3,569
Amortization of debt discount and expense                 312             639
Capitalized interest                                      120             120
                                                     --------        --------
Fixed Charges                                        $  2,954        $  6,310
                                                     ========        ========
Ratio of earnings to fixed charges                      (2)             (2)
                                                     ========        ========

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Adjusted earnings was not sufficient to cover fixed charges, falling short by $6,728 and $17,631 for the three months and six months ended
     September 30, 2003.